As filed with the Securities and Exchange Commission on August 15, 2012

Registration Statement No. 333-128223

Registration Statement No. 333-46646

Registration Statement No. 333-48087

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-128223

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-46646

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT NO. 333-48087

UNDER

THE SECURITIES ACT OF 1933

MICRONETICS, INC.

(Name of registrant as specified in its charter)

Delaware	22-2063614
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

26 Hampshire Drive

Hudson, New Hampshire 03051

(Address of principal executive offices)

1996 Stock Option Plan

First Amended and Restated 1996 Stock Option Plan

2003 Stock Incentive Plan

(Full title of the Plan)

Gerald M. Haines II

Secretary

26 Hampshire Drive

Hudson, New Hampshire 03051

(603) 883-2900

(Name, address, and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SHARES

Micronetics, Inc. (the “Registrant”) is filing these Post-Effective Amendments to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) of the Registrant:

1.	Registration Statement No. 333-128223, pertaining to the registration of shares of common stock, par value $.01 per share (the “Common Stock”) under the 2003 Stock Incentive Plan, which was filed with the SEC on September 9, 2005.

2.	Registration Statement No. 333-46646, pertaining to the registration of shares of Common Stock under the First Amended and Restated 1996 Stock Option Plan, which was filed with the SEC on September 26, 2000.

3.	Registration Statement No. 333-48087, pertaining to the registration of shares of Common Stock under the 1996 Stock Option Plan, which was filed with the Securities and Exchange Commission (“SEC”) on March 17, 1998.

Such Post-Effective Amendments are being filed to deregister all of the shares of Common Stock previously registered under the Registration Statements and remaining available thereunder.

On August 8, 2012, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated June 8, 2012 by and among Mercury Computer Systems, Inc., a Massachusetts corporation (“Mercury”), Wildcat Merger Sub Inc., a Delaware corporation and wholly owned subsidiary of Mercury (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant (the “Merger”), with the Registrant continuing as the surviving entity.

At the effective time of the Merger, each share of Registrant Common Stock issued and outstanding immediately prior to the effective time of the Merger was converted into the right to receive $14.80 in cash, without interest (the “Merger Consideration”). All outstanding options to acquire shares of Registrant’s Common Stock that were vested at the effective time of the Merger were cancelled and the holders of such options were entitled to receive an amount of cash equal to the excess of the Merger Consideration over the exercise price per share. All outstanding options that were unvested at the effective time of the Merger were assumed by Mercury.

As a result of the Merger, the Registrant terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements which remain unsold at the termination of the offerings, the Registrant hereby removes from registration all securities registered under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in Chelmsford, Massachusetts, on this 15th day of August, 2012.

MICRONETICS, INC.

By:	/s/ Gerald M. Haines II
Gerald M. Haines II Secretary

Pursuant to the requirements of the Securities Act of 1933, these Post-Effective Amendments have been signed by the following persons in the capacities indicated as of August 15, 2012.

Signature	Title	Date

/s/ Mark Aslett
Mark Aslett	President and Director (principal executive officer)	August 15, 2012

/s/ Kevin M. Bisson
Kevin M. Bisson	Chief Financial Officer and Director (principal financial officer)	August 15, 2012

/s/ Gerald M. Haines II
Gerald M. Haines II	Secretary and Director	August 15, 2012

/s/ Charles A. Speicher
Charles A. Speicher	Treasurer (principal accounting officer)	August 15, 2012